Exhibit 10.2

May 8, 2017

Chris Koverman
San Jose, CA

Dear Chris,

Chris, you are a valued member of the Support.com (the “Company”) team.  This is all the more true as we face important transitions at our company. Consequently, we at the Company want to recognize and reward the continued support and additional contributions that will be asked of you during this period of change, and thank you in advance for helping make this a smooth and successful transition.

This letter confirms that you are eligible to earn a one-time, lump sum bonus in the amount of $50,000.00 (fifty thousand dollars) (the “Bonus”), less applicable withholdings.  You will earn the Bonus if you continue to perform your duties in a fully satisfactory manner (as determined by the Company in its good faith discretion) through October 31, 2017, and you remain an employee of the Company (or another entity elected by the Company) in good standing through that date.  If earned, the Bonus will be paid to you on the first regularly scheduled pay date following October 31, 2017 (the “Payment Date”).

You will not earn the Bonus (or any prorated portion of the Bonus) if your employment is terminated by the Company prior to the Payment Date for “Cause” (as defined below), or if you resign from your employment with the Company (or another entity elected by the Company) for any reason prior to the Payment Date.  If you are terminated by the Company without Cause prior to the Payment Date, you will receive the Bonus, less applicable withholdings.

“Cause” means a termination of your employment for any of the following reasons: (i) theft, dishonesty, misconduct, or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you that has a material detrimental effect on the Company’s reputation or business; (iv) your failure or inability to perform any assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties for the Company; (vi) a material breach of any agreement between you and the Company; or (vii) your material violation of any Company policy.

The Bonus offer contained in this letter cannot be revoked or modified except with your prior written consent.

Again, thank you for the outstanding work you do and your continued engagement and support during this important time.

Sincerely,

Rick Bloom
Interim President and Chief Executive Officer
Support.com, Inc.